Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 21, 2012, with respect to the consolidated financial statements and schedule of DJO Finance LLC included in the Registration Statement (Form S-4) and related Prospectus of DJO Finance LLC and DJO Finance Corporation for the registration of $330.0 million aggregate principal amount of 8.75% Second Priority Senior Secured Notes due 2018 and $440.0 million aggregate principal amount of 9.875% Senior Notes due 2018.

/s/ ERNST & YOUNG LLP

San Diego, California

December 27, 2012